Exhibit 99

Andrew Ipson and Danna Stone Elected to Graybar’s Board of Directors

ST. LOUIS, MO., December 10, 2025 – Graybar, a leading distributor of electrical, industrial, automation and connectivity products and provider of related supply chain management and logistics services, today announced the election of Andrew C. Ipson and Danna B. Stone to its Board of Directors.

Ipson, who currently serves as Senior Vice President - Supply Chain Management, has 27 years of industry experience. He joined Graybar in 2008 as a Branch Manager in California, and was promoted to Director, Electrical Sales in 2017. He was named Vice President  - Strategic Accounts in 2021 and later served as District Vice President in St. Louis.  Ipson was promoted to his current role earlier this year, and he will assume the expanded role of Senior Vice President - Sales and Service on January 1, 2026.

Stone, who currently serves as Senior Vice President - Marketing, has 26 years of industry experience. She joined Graybar in 2014 as Vice President - Strategic Accounts. She became District Vice President in St. Louis in 2015 and was named Vice President - Category Management in 2022. She was named Vice President - Marketing in 2024 and promoted into her current role earlier this year.

“Andy and Danna are proven leaders who have extensive business experience and a strong commitment to Graybar’s values and employee ownership culture,” said Graybar's Chairman, President and CEO Kathleen M. Mazzarella. “As they join Graybar’s Board of Directors, I am confident that they will continue to provide the strategic direction and valuable insights that are vital to our company’s long-term growth and transformation.”

Graybar, a Fortune 500 corporation and one of the largest employee-owned companies in North America, is a leader in the distribution of high quality electrical, industrial, automation and connectivity products, and specializes in related supply chain management and logistics services. Through its network of more than 350 North American distribution facilities, it stocks and sells products from thousands of manufacturers, helping its customers power, network, automate and secure their facilities with speed, intelligence and efficiency. For more information, visit www.graybar.com or call 1-800-GRAYBAR.

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